AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

     This AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the "Agreement"), effective as of June 9, 2006 by and between HENDERSON GLOBAL INVESTORS (North America), Inc., a Delaware corporation (the "Adviser") and HENDERSON GLOBAL FUNDS (the "Trust"), on behalf of the Henderson European Focus Fund series of the Trust (the "Fund"), hereby amends and restates the Expense Limitation Agreement by and between the Adviser and the Trust, on behalf of the Fund, dated August 31, 2001, as amended and restated effective November 4, 2002 and June 9, 2005.

     WHEREAS, the Trust is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and the Fund is a series of the Trust;

     WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated August 31, 2001 ("Advisory Agreement"), as amended by letter agreements dated September 30, 2003 and April 30, 2004, pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject;

     NOW THEREFORE, the parties hereto agree as follows:

1.   EXPENSE LIMITATION.

     1.1 Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by the Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser, but excluding any distribution and service fees under Rule 12b-1 under the 1940 Act and/or shareholder service fees as described in the then current registration statement offering shares of the Fund and interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund's business ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser to the extent set forth in this Agreement.

     1.2 Operating Expense Limit. The Operating Expense Limit in any year with respect to the Fund shall be 1.75% (annualized) of the average daily net assets of the Fund.

     1.3 Duration of Operating Expense Limit. The Operating Expense Limit with respect to the Fund shall remain in effect until July 31, 2020, unless renewed by written agreement of the parties.

     1.4 Method of Computation. To determine the Adviser's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of the Fund exceed the

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          Operating Expense Limit of the Fund, the Adviser shall waive or reduce its investment advisory fee or absorb the other Fund expenses in an amount sufficient to pay that day's Excess Amount. The Trust may offset amounts owed to the Fund pursuant to this Agreement against the advisory fee payable to the Adviser.

2.   REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

     2.1 Reimbursement. If on any day through July 31, 2005, the estimated annualized Fund Operating Expenses of the Fund for that day are less than the Operating Expense Limit, the Adviser shall be entitled to reimbursement by the Fund of the investment advisory fees waived or reduced, and any other expense reimbursements or similar payments remitted by the Adviser to the Fund pursuant to Section 1 hereof (the "Reimbursement Amount") during any of the previous three fiscal years, determined on a first in first out basis, to the extent that the Fund's annualized Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

3. TERM AND TERMINATION OF AGREEMENT. The Agreement shall terminate either upon the termination of the Advisory Agreement or on July 31, 2020. The obligation of the Adviser under Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination.

4.   MISCELLANEOUS.

     4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

     4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

     4.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     4.5 Assignment. This Agreement may be assigned to the successors in interest of either party with the consent of the other party.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


                                                    HENDERSON GLOBAL INVESTORS
                                                    (NORTH AMERICA) INC.


                                                    By:      /s/ Chris Yarbrough
                                                             -------------------
                                                    Name:    Chris Yarbrough
                                                             -------------------
                                                    Title:   Corporate Secretary
                                                             -------------------


                                                    HENDERSON GLOBAL FUNDS


                                                    By:      /s/ Karen Buiter
                                                             ----------------
                                                    Name:    Karen Buiter
                                                             ------------
                                                    Title:   Treasurer
                                                             ---------